First Trust Exchange-Traded Fund II
                        120 East Liberty Drive, Suite 400
                             Wheaton, Illinois 60187



                                  March 1, 2010


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



         Re:   First Trust BICK Index Fund, First Trust ISE Global Copper Index
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               Fund and First Trust ISE Global Platinum Index Fund (the "Funds")
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Ladies and Gentlemen:

        The undersigned, First Trust Exchange-Traded Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Funds, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 30 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-143964), filed on January 22, 2010, so that the same may become effective at 12:00 p.m., Eastern Time on March 5, 2010, or as soon thereafter as practicable.

                                Very truly yours,

                                First Trust Exchange-Traded Fund II


                                By:   /s/ W. Scott Jardine
                                     __________________________________________
                                     W. Scott Jardine, Secretary


                                First Trust Portfolios L.P.


                                By:  /s/ W. Scott Jardine
                                     __________________________________________
                                     W. Scott Jardine, Secretary